UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report:  November 23, 2010
(Date of earliest event reported)

Gas Natural Inc.
(Exact name of registrant as specified in its charter)

Ohio (State or other jurisdiction of incorporation)	001-34585 (Commission File Number)	27-3003768 (I.R.S. Employer Identification No.)

1 First Avenue South, Great Falls, Montana (Address of principal executive offices)	59401 (Zip Code)

(406) 791-7500
(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01	Entry into a Material Definitive Agreement

Extension of Huntington National Bank Loans

On December 31, 2009, Orwell Natural Gas Company, one of our Ohio utilities, entered into an amended and restated credit facility with The Huntington National Bank, N.A. The Huntington credit facility includes a $4.6 million term note and a $1.5 million line of credit, both of which were to mature on November 28, 2010. On November 24, 2010, Orwell entered into the first amendment to the amended and restated loan agreement and note modification agreement with Huntington. The amendment extended the due date of the term note and line of credit to January 31, 2011.

The summary of the Huntington amendment contained in this report is not complete and is subject to, and qualified in its entirety by, the amendment agreement filed as Exhibit 10.1 to this report, which is incorporated into this report by reference.

Pipeline Agreement

On November 29, 2010, Orwell Natural Gas Company, one of our Ohio utilities, entered into an agreement with Orwell-Trumbull Pipeline Co., LLC to share equally the cost of constructing natural gas transportation pipelines in Lake County, Ohio. The pipelines serve customers of both Orwell Natural Gas and Orwell-Trumbull Pipeline. Our chairman and chief executive officer, Richard M. Osborne, is the owner of Orwell-Trumbull Pipeline. The transaction was approved by the independent members of our board of directors.

The summary of the pipeline agreement contained in this report is not complete and is subject to, and qualified in its entirety by, the agreement filed as Exhibit 10.2 to this report, which is incorporated into this report by reference.

Item 9.01	Financial Statements and Exhibits

(d)	Exhibits.

Exhibit No.	Description

10.1	First Amendment to Amended and Restated Loan Agreement and Note Modification Agreement, dated November 24, 2010, by and between Orwell Natural Gas Company and The Huntington National Bank, N.A.

10.2	Pipeline Cost Sharing Agreement dated November 29, 2010, by and between Orwell Natural Gas Company and Orwell-Trumbull Pipeline Co., LLC

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Gas Natural Inc.

By:	/s/ Thomas J. Smith
Name: Thomas J. Smith
Title: Vice President and Chief Financial Officer

Dated:  November 30, 2010

EXHIBIT INDEX

Exhibit No.	Description

10.1	First Amendment to Amended and Restated Loan Agreement and Note Modification Agreement, dated November 24, 2010, by and between Orwell Natural Gas Company and The Huntington National Bank, N.A.

10.2	Pipeline Cost Sharing Agreement dated November 29, 2010, by and between Orwell Natural Gas Company and Orwell-Trumbull Pipeline Co., LLC